Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Teliphone Corp.

As independent registered certified public accountants, we consent to the use in this Annual Report on Form 10-KSB of Teliphone Corp. of our report for the year ended September 30, 2006, relating to the consolidated financial statements of Teliphone Corp. and its subsidiaries, which appear in such Annual Report.

/s/ Michael Pollack, CPA
Michael Pollack, CPA
Cherry Hill, NJ

January 10, 2008